ASSET PURCHASE AGREEMENT


     THIS  ASSET  PURCHASE  AGREEMENT,   dated  as  of  February  2,  2005  (the
"Agreement"), by and between Green Manufacturing, Inc., a Delaware corporation (the "Seller") and Benko Products, Inc., an Ohio corporation (the "Buyer").


                              W I T N E S S E T H:
                               - - - - - - - - - -

     WHEREAS, the Seller operates a division known as the Access Division (the "Division"), which is engaged in the business of fall protection equipment through the sale of products under the G-RAFF product line and certain other product lines.

     WHEREAS, the Buyer desires to purchase certain assets of the Seller comprising the Division, and the Seller desires to sell such assets to the Buyer, in each case upon the terms and subject to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

SECTION 1.  Definitions.
            -----------

          As used in this Agreement, the following terms shall have the following meanings:

          "Access Products" shall have the meaning set forth in Section 3.2(a).

          "Access Sales" shall have the meaning set forth in Section 3.2(a).

          "Access  Sales  Books"  shall  have the  meaning  set forth in Section
3.2(c).

          "Account" shall have the meaning set forth in Section 9.2.

          "Accounts Receivable" means certain debts owed to the Seller, from customers of the Seller from the sale of Products by the Division, that have arisen in the ordinary course of business and are not supported by negotiable paper as specifically described on Schedules 9.1 and 9.2 attached hereto and made a part hereof.

          "Acquiror" shall have the meaning set forth in Section 3.2(e).

          "Additional Consideration" shall have the meaning set forth in Section 3.2(a).

          "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Allocation" shall have the meaning set forth in Section 10.1.

          "Assigned Contracts" shall mean the rights of the Seller under the Enumerated Contracts.

          "Assignment  Documents"  shall have the  meaning  set forth in Section
9.1.

          "Assumed Liabilities" shall have the meaning set forth in Section 2.2.

          "Bank" shall have the meaning set forth in Section 12.1(h).

          "Benkar  Guarantor"  shall  have the  meaning  set  forth  in  Section
12.2(e).

          "Benkar Guaranty" shall have the meaning set forth in Section 12.2(e).

          "Benkar Mortgage" shall have the meaning set forth in Section 12.2(o).

          "Binding Quote" shall have the meaning set forth in Section 8.1(a).

          "Business" shall mean the business of the Division.

          "Business Day" shall mean days other than Saturdays, Sundays and holidays or days on which banks in the States of New York or Ohio are authorized or required by law to close.

          "Buyer" shall have the meaning set forth in the Recitals hereto.

          "Buyer  Collateral  Agreements"  shall have the  meaning  set forth in
Section 5.3(a).

          "Buyer Indemnitees" shall have the meaning set forth in Section 11.1.

          "Buyer Severance Policies" shall have the meaning set forth in Section 7.2(a).

          "Buyer Vacation Policies" shall have the meaning set forth in Section 7.2(a).

          "Buyer's Event of Breach" shall have the meaning set forth in Section 11.3.

          "Cancelled  Purchase  Orders"  shall  have the  meaning  set  forth in
Section 13(c).

          "Claim Threshold" shall have the meaning set forth in Section 8.1(d).

          "Closing Payment" shall have the meaning set forth in Section 3.1.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Collateral   Agreements"  shall  mean  all  agreements  executed  and
delivered by the Seller pursuant to this Agreement or to which the Seller is a party or signatory and contemplated hereby, as the case may be.

          "Comprehensive Statement" shall have the meaning set forth in Section 8.1(b).


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

          "Continuing Business" shall have the meaning set forth in Section 3.2(a).

          "Controlled Group" shall mean any trade or business (whether or not incorporated) under common control with the Seller within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

          "Delinquent  Receivable"  shall have the  meaning set forth in Section
9.1.

          "Delinquent  Receivables  Amount"  shall have the meaning set forth in
Section 9.1.

          "Determined Amount" shall have the meaning set forth in Section 3.1.

          "Division Employees" shall have the meaning set forth in Section 7.1.

          "Earn-Out Period" shall have the meaning set forth in Section 3.2.

          "Employment and Labor Agreements" shall mean (i) any outstanding employment agreements or contracts with officers or employees of the Business;
(ii) any agreement, policy or practice that requires the Seller to pay termination or severance pay to salaried, non-exempt or hourly employees of the Business (other than as required by law); and (iii) any collective bargaining agreement or other labor union contract applicable to employees of the Business.

          "Enumerated Contracts" shall mean, collectively, the Purchase Orders, Sales Orders and Other Contracts specifically described on Schedule 4.15 attached hereto and made a part hereof.

          "Equipment" shall mean certain equipment used by the Business and specifically described on Schedule 4.22 attached hereto and made a part hereof.

          "Excluded Assets" shall mean all assets of the Seller (other than the Purchased Property), including, without limitation: (i) the cash and cash equivalents of the Seller; (ii) any contract, order, payable, commitment, obligation, agreement, lease, or undertaking, whether oral or written, of the Seller (other than the Assigned Contracts); (iii) any security deposits and bonds; (iv) the name "Green Manufacturing, Inc."; (v) marketable and other securities; (vi) all rights of the Seller under this Agreement and under any agreement, instrument or document executed in connection herewith or contemplated hereby, including, without limitation, the Collateral Agreements, the Buyer Collateral Agreements and the Third Party Documents; (vii) all books, records and other assets of the Seller relating to corporate level activities, including, without limitation, those relating to filings with the Securities and Exchange Commission and the Internal Revenue Service and those relating to accounting and tax functions; (viii) any corporate minute books, stock ledgers and other corporate books and records of the Seller; (ix) all books and records relating, exclusively and non-exclusively, to each and every division and/or line of business and/or each and every aspect of the Seller's business other than the Files and Records (as hereinafter defined); (x) all books and records relating, exclusively and non-exclusively, to matters other than the Purchased Property (as hereinafter defined) or the Assumed Liabilities; (xi) all claims against third parties for inventory sold prior


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

to the date of this Agreement, including, without limitation, rights under any manufacturer's or vendor's warranties and insurance claims and proceeds with respect to such inventory, and all other claims against third parties arising from or in connection with the Division or the Purchased Property prior to the date hereof; (xii) all federal, state and local income tax refunds due to the Seller; (xiii) title to any Real Property (as hereinafter defined) owned by the Seller and all buildings and other structures located thereon, and all leasehold interests in and to any Real Property; (xiv) all prepaid expenses and rentals;
(xv) the Seller's right, title and interest in and to certain equipment identified on Schedule A attached hereto and made a part hereof; and (xvi) the Seller's right, title and interest in and to all intangible and tangible assets, including, without limitation, the Retained Accounts Receivable, other than those as specifically described on Schedule 9.1, Schedule 4.11(a), Schedule 4.11(c), Schedule 4.12, Schedule 4.15, Schedule 4.22 and Schedule B, each as attached hereto and made a part hereof.

          "Excluded  Liabilities"  shall have the  meaning  set forth in Section
2.2.

          "Files and Records" shall mean one copy of certain files and records, whether in hard copy, computer or magnetic format, of the Seller exclusively relating to the Division or the Purchased Property, as specifically described on Schedule B attached hereto and made a part hereof.

          "Financial  Statements"  shall have the  meaning  set forth in Section
4.6.

          "Further Additional Consideration" shall have the meaning set forth in
Section 3.2(d).

          "GAAP"  shall  mean  United  States  generally   accepted   accounting
principles.

          "Government" shall mean any agency, division, subdivision, audit group or procuring office of the government of the United States or any foreign government, including the employees or agents thereof.

          "Guarantees" shall have the meaning set forth in Section 12.2(e).

          "Guarantor" shall have the meaning set forth in Section 12.2(d).

          "Guarantors" shall have the meaning set forth in Section 12.2(e).

          "Guaranty" shall have the meaning set forth in Section 12.2(d).

          "Health  And  Medical  Coverage"  shall have the  meaning set forth in
Section 7.2(a).

          "Indemnification  Threshold"  shall  have  the  meaning  set  forth in
Section 11.6(a).

          "Information" shall have the meaning set forth in Section 14.14.

          "Intangible Assets" shall mean certain intangible personal property rights, including, without limitation, phone numbers and domain names used exclusively in the


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


Business by the Seller, in each case exclusively in connection with the Business, and all goodwill of the Seller exclusively relating to the Business, as specifically described on Schedule 4.11(c) attached hereto and made a part hereof.

          "Intellectual Property" shall mean: (i) certain inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures related thereto, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof ("Patents"); (ii) certain trademarks, service marks, trade dress, logos, trade names (including the names G-RAFF and all derivatives thereof), together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith ("Trademarks"); (iii) certain copyrightable works (including, without limitation, certain software developed by the Seller), certain copyrights and all applications, registrations and renewals in connection therewith; (iv) certain mask works and all applications, registrations and renewals in connection therewith; (v) certain trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) certain computer software (including data and related documentation); (vii) certain other proprietary rights, including certain rights under agreements related to the foregoing; and (viii) all copies and tangible embodiments thereof (in whatever form or medium); with respect to clauses (i) through (viii) above, inclusive, to the extent material to and used exclusively in the Business and as specifically described on Schedule 4.11(a) attached hereto and made a part hereof.

          "Inventory" shall mean (i) the finished goods, raw materials, work in process and inventoriable supplies of the Division owned by the Seller on the date of this Agreement as set forth on Schedule C attached hereto and made a part hereof, and (ii) any and all rights of the Seller to the warranties received from its suppliers with respect to such inventory (to the extent assignable) (but only to the extent related to Products sold by the Buyer following the date hereof) and related claims, credits, rights of recovery and set-off with respect thereto.

          "Lease  Termination"  shall  have the  meaning  set  forth in  Section
12.1(j).

          "License  Agreement"  shall have the meaning set forth in Section 12.1
(i).

          "License Termination" shall have the meaning set forth in Section 12.1(g).

          "Licenses  and  Permits"  shall have the  meaning set forth in Section
4.12.

          "Lien"   shall  mean  any   mortgage,   pledge,   security   interest,
encumbrance, lien (statutory or other) or conditional sale agreement.

          "Losses" shall have the meaning set forth in Section 11.1.

          "Mortgage 1" shall have the meaning set forth in Section 12.2(f).

          "Mortgage 2" shall have the meaning set forth in Section 12.2(g).


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

          "Mortgage 3" shall have the meaning set forth in Section 12.2(h).

          "Mortgages" shall have the meaning set forth in Section 12.2(h).

          "Note 1" shall mean that certain Promissory Note of even date made payable by the Buyer to the order of the Seller in the original principal amount of Eight Hundred Thirty-Six Thousand Seven Hundred Eighty-Three and Thirty-Five One-Hundredths ($836,783.35) Dollars.

          "Note 2" shall mean that certain Promissory Note of even date made payable by the Buyer to the order of the Seller in the original principal amount of One Hundred Twenty Thousand Eighty Hundred Sixty-Two and Twenty-Seven One-Hundredths ($120,862.27) Dollars.

          "Notes" shall mean Note 1 and Note 2.

          "Notice" shall have the meaning set forth in Section 9.1(a).

          "Occurrence" shall have the meaning set forth in Section 4.21(b).

          "Option Period" shall have the meaning set forth in Section 9.1(a).

          "Other Contracts" shall mean certain partnership or joint venture agreements, license agreements, service contracts, employment, commission and consulting agreements, suretyship contracts, letters of credit, reimbursement agreements, distribution agreements, contracts or commitments limiting or restraining the Seller from engaging or competing in any lines of business or with any Person, documents granting the power of attorney with respect to the affairs of the Seller, agreements not made in the ordinary course of business of the Seller, options to purchase any assets or property rights of the Seller, working capital maintenance or other form of guaranty agreements, and certain other agreements to which the Seller is a party and which are related exclusively to the operation of the Business, but excluding Employment and Labor Agreements, Purchase Orders, Sales Orders and Plans, and specifically described on Schedule 4.15 attached hereto and made a part hereof.

          "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

          "Plans" shall mean all pension, savings, retirement, health, insurance, severance and any other employee benefit or fringe benefit plans maintained or sponsored by the Seller or any other member of the Controlled Group.

          "Product Defect" shall have the meaning set forth in Section 8.1(d).

          "Product Defect Claim" shall have the meaning set forth in Section 8.1(a).

          "Product  Defect  Warranty  Costs" shall have the meaning set forth in
Section 8.1(a).

          "Product  Liability  Lawsuits"  shall  have the  meaning  set forth in
Section 4.21(a).


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

          "Products" shall mean, exclusively with respect to the Business: (i) the products manufactured, or in the process of design or development for manufacturing by the Seller as of the date of this Agreement (including, without limitation, any product necessary and useful for the performance of any Enumerated Contract); and (ii) any products manufactured or which were in the process of design or development for manufacturing by the Seller (or its predecessors in interest) in the last five years.

          "Purchase Orders" shall mean all the Seller's outstanding purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items used exclusively in the Business and specifically described on Schedule 4.15 attached hereto and made a part hereof.

          "Purchase Price" shall have the meaning set forth in Section 3.

          "Purchased Property" shall mean the Transferred Accounts Receivable, Assigned Contracts, Files and Records, Intangible Assets, Intellectual Property, Inventory, Equipment, Licenses and Permits (to the extent transferable by the Seller) and the Seller's right to participate as an exhibitor in the 2005 ILTA Trade Show (the "Trade Show"); provided, however, that the term "Purchased Property" shall not include the Excluded Assets.

          "Rate of Compensation" shall have the meaning set forth in Section 7.2(c).

          "Real Property" means all real property owned or leased by the Seller.

          "Record Date" shall have the meaning set forth in Section 9.1.

          "Reimbursement Amount" shall have the meaning set forth in Section 8.1(b).

          "Reimbursement Period" shall have the meaning set forth in Section 8.1(b).

          "Retained  Accounts  Receivable"  shall have the  meaning set forth in
Section 9.2.

          "Retained Accounts Receivable Schedule" shall have the meaning set forth in Section 9.2.

          "Retrofits" shall have the meaning set forth in Section 4.21(a).

          "RMT" shall have the meaning set forth in Section 12.1(j).

          "Sales Orders" shall mean certain of the Seller's sales orders, contracts or other commitments to purchasers of goods and services of the Business specifically described on Schedule 4.15 attached hereto and made a part hereof.

          "Schedule 7.2 Employee" shall have the meaning set forth in Section 7.2(b).

          "Section  9.1  Adjustment  Date"  shall have the  meaning set forth in
Section 9.1(a).

          "Security Agreement" shall have the meaning set forth in Section 12.1(a).


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

          "Selected Firm" shall have the meaning set forth in Section 3.2.

          "Seller" shall have the meaning set forth in the Recitals hereto.

          "Seller Indemnitees" shall have the meaning set forth in Section 11.3.

          "Seller  Severance  Policies"  shall  have the  meaning  set  forth in
Section 7.2(a).

          "Seller Vacation Policies" shall have the meaning set forth in Section 7.2(a).

          "Seller's Event of Breach" shall have the meaning set forth in Section 11.1.

          "Similar Employment Terms" shall have the meaning set forth in Section 7.1.

          "Subordination Agreement" shall have the meaning set forth in Section 12.1(h).

          "Tax Returns" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes.

          "Taxes" shall mean for all purposes of this Agreement all taxes however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any governmental body, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, gains taxes, workmen's compensation taxes and other obligations of the same or a similar nature, whether arising before, on or after the date of this Agreement; and "Tax" shall mean any one of them.

          "Third Party" shall have the meaning set forth in Section 5.3(b).

          "Third Party Documents" shall have the meaning set forth in Section 5.3(b).

          "Transfer Taxes" shall have the meaning set forth in Section 10.2.

          "Transferred  Accounts Receivable" shall have the meaning set forth in
Section 9.1.

          "Transferred Accounts Receivable Schedule" shall have the meaning set forth in Section 9.1.

          "Warranty Claims" shall have the meaning set forth in Section 8.1(a).

          "Warranty Costs" shall have the meaning set forth in Section 8.1(a).


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


SECTION 2.  Purchase and Sale of the Purchased Property.
            -------------------------------------------

          Section 2.1. Transfer of Assets. Subject to the terms and conditions herein set forth, except for the Excluded Assets, the Seller hereby sells, conveys, transfers, assigns and delivers to the Buyer, and the Buyer hereby purchases and accepts from the Seller, all rights, titles and interests of the Seller in and to the Purchased Property, wherever located.

          Section 2.2. Assumption of Liabilities. On and after the date of this Agreement, the Buyer hereby assumes and the Buyer hereby agrees to pay, perform and discharge as and when due, those liabilities and obligations of the Seller
(a) arising pursuant to, or in connection with, the terms of the Enumerated Contracts, the Employment and Labor Agreements and/or the Trade Show; (b) as contemplated by Section 7 with respect to the Division Employees and the
Schedule 7.2 Employees; (c) arising under and with respect to Warranty Claims, subject to the provisions of Section 8.1 hereof; (d) arising in connection with any items of software listed on Schedule 4.22 attached hereto and made a part hereof, and under and with respect to any license with respect to any such software; and (e) arising under Section 8.4 hereof (each of the foregoing as described in clauses (a), (b), (c), (d) and (e) above, collectively, the "Assumed Liabilities"). Without limiting the foregoing, the Buyer shall not assume (and the term "Assumed Liabilities" shall not be deemed to include) (i) income Taxes of the Seller; (ii) except as provided in Section 10.2 of this Agreement, all other Taxes attributable to periods ending on or prior to the date of this Agreement; (iii) Taxes of any other Person for which the Seller may be liable by contract or otherwise; (iv) any liability of any kind due to illegal or tortious conduct prior to the date of this Agreement by the Seller, or the Seller's officers, directors or employees, whether to employees or third parties; (v) any liability for product liability lawsuits arising from the sale of any Product before the date of this Agreement; (vi) any liability for the infringement of any item of Intellectual Property in connection with the sale of any Product before the date of this Agreement; and (vii) any other liability not expressly assumed by the Buyer pursuant to this Agreement. All the liabilities and obligations of the Seller other than the Assumed Liabilities are hereinafter referred to as the "Excluded Liabilities".

SECTION 3.  Purchase Price.
            --------------

          Section 3.1. Certain Consideration.

          (a) The purchase price (the "Purchase Price") for the sale and transfer of the Purchased Property is an aggregate of (i) One Million Eight Hundred Thirty-Seven Thousand Seven Hundred Fourteen and Sixty-Four One-Hundredths ($1,837,714.64) Dollars (the "Determined Amount"); and (ii) the Additional Consideration, as such term is defined and as contemplated by Section 3.2.

          (b) The Determined Amount is being paid as follows:

               (i) Eight Hundred Eighty Thousand Sixty-Nine and Two One-Hundredths ($880,069.02) Dollars by the Buyer's execution and delivery contemporaneously herewith to the Seller of a certified check of the Buyer made payable to the order of the Seller, or at the Seller's option, by wire transfer of immediately available funds contemporaneously herewith to an account designated in writing by the Seller (in either case, the "Closing Payment"); and


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

               (ii) Eight Hundred Thirty-Six Thousand Seven Hundred Eighty-Three and Thirty-Five One-Hundredths ($836,783.35) Dollars by the Buyer's execution and delivery to the Seller of Note 1; plus

               (iii) One Hundred Twenty Thousand Eight Hundred Sixty-Two and Twenty- Seven One-Hundredths ($120,862.27) Dollars by the Buyer's execution and delivery to the Seller of Note 2.

          Section 3.2 Additional Consideration.

          (a) The Buyer shall pay to the Seller an amount equal to (i) twenty (20%) percent of Access Sales during each of the two (2) successive twelve (12) month periods commencing the date hereof (each such twelve (12) month period, an "Earn-Out Period") aggregating, with respect to each Earn-Out Period, to an amount equal to or greater than Two Million Five Hundred Thousand ($2,500,000)
Dollars up to and including Three Million Five Hundred Thousand ($3,500,000) Dollars in such period, and (ii) two (2%) percent of the Access Sales aggregating, with respect to each Earn-Out Period, to an amount in excess of Three Million Five Hundred Thousand ($3,500,000) Dollars in such period (in each case, the "Additional Consideration"). For purposes of this Section 3.2, "Access Sales" shall mean the gross sales, whether direct or indirect, of the Buyer or any subsidiary, whether direct or indirect, or Affiliate thereof, during each Earn-Out Period arising in any respect from any and all of the following: (x) the Business and any expansion, by acquisition or otherwise, or other modification, of the Business, or of the operations, product and service lines thereof (as so expanded or modified, the "Continuing Business"); (y) products of, or services provided by or related to, the Continuing Business, including, without limitation, the Products (collectively, "Access Products"), or products or services similar or related to, replacing, substituting for or in any way competitive with, any such Access Products; and (z) intellectual property of the Continuing Business, including, without limitation, the Intellectual Property, whether now owned or hereafter acquired, or products or services produced, marketed or sold, or business conducted, thereunder or in connection therewith. Access Sales shall be determined in accordance with GAAP, consistently applied to each Earn-Out Period, consistent with the past practices of the Seller.

          (b) For purposes of this Agreement, the Additional Consideration shall be initially determined by the Buyer. The Buyer shall, make such determination and deliver a written report thereof (together with all supporting schedules and details of the calculation) to the Seller within thirty (30) days following the end of each Earn-Out Period. Simultaneously with the delivery of such report, the Buyer shall pay to the Seller the Additional Consideration by certified check of the Buyer made payable to the order of the Seller, or at the Seller's option, by wire transfer of immediately available funds to an account designated in writing by the Seller.

          (c) The Seller shall have sixty (60) days from receipt of each such report (and sixty (60) days from the receipt of the Comprehensive Statement) to object to the Buyer's calculation of the Additional Consideration (and/or the Reimbursement Amount, as the case may be). In the event that, within such sixty
(60) period, the Seller provides a written objection to such calculation, and such objection is not resolved by the parties within fifteen (15) days thereafter, all remaining disagreements with respect to such calculation of Additional Consideration (and/or the Reimbursement Amount, as the case may be) shall, within five (5) days following a written request from the Seller to the Buyer, be submitted to an accounting firm of national reputation selected jointly by the Seller and the Buyer; if the Seller and the Buyer are unable to agree on an accounting firm within such five (5) day period, each shall, within five (5) days following a written request from the Seller to the Buyer, select an accounting firm of national reputation and, within five (5) days following the selection of both such accounting firms, such firms shall select a third accounting firm of national reputation to resolve all remaining disagreements with respect to the calculation of the Additional Consideration (and/or the Reimbursement Amount, as the case may be). The accounting firm so selected shall sometimes hereinafter be referred to as the "Selected Firm". The Seller and the Buyer shall use their respective best efforts to cause the Selected Firm to resolve all submitted disputes within thirty (30) days following submission of such thereto by delivery to the Seller and the Buyer of a statement in writing setting forth the conclusion of the Selected Firm as to the disputed item or items and the effect of such conclusions on the Additional Consideration (and/or the Reimbursement Amount, as the case may be). The determination of the Selected Firm with respect to the Additional Consideration (and/or the Reimbursement Amount, as the case may be) shall be final, conclusive and binding, and judgment may be entered thereon in any court of competent jurisdiction. Nothing contained herein shall be deemed a consent to arbitrate any other issue or dispute which may hereafter arise among the parties to this Agreement. The costs and fees of the Selected Firm shall be borne equally by the Seller, on the one hand, and the Buyer, on the other hand. At all times during the Earn-Out Periods and for one year thereafter, the Buyer shall (i) keep separate books and records with respect to the Access Sales (the "Access Sales Books"), and (ii) allow the Seller and its representatives full and free access to such books and records of the Buyer and its subsidiaries and Affiliates, including, without limitation, the Access Sales Books (and/or the books and records of the Buyer and its subsidiaries and Affiliates relating to the calculation of the Reimbursement Amount), as the Seller shall deem necessary, appropriate or advisable, and allow the Seller to make extracts therefrom and copies thereof of any of the same at the Seller's own cost and expense. In connection with its review, the Selected Firm shall have the right to undertake such auditing procedures as it may deem appropriate and to examine all work papers utilized in the accounting and determination of the Additional Consideration (and/or the Reimbursement Amount, as the case may be).

          (d) If any further Additional Consideration ("Further Additional Consideration") is due the Seller under Section 3.2(c), the Buyer shall make payment of such amount within five (5) days following the earlier of settlement or the issuance of the Selected Firm's decision. Any Further Additional Consideration shall bear interest at the Default Rate from the date the Buyer delivers the report contemplated by Section 3.2(b) to the Seller until paid.

          (e) During the Earn-Out Periods, the Buyer will use commercially reasonable efforts in good faith to maximize the Access Sales. In the event that the Buyer transfers or assigns all or substantially all of the business or assets of the Continuing Business to any other entity (whether by sale of stock, sale of assets, merger or otherwise) (an "Acquiror"), the Buyer will cause the Acquiror to assume liability for payment of the Additional Consideration pursuant to the terms of this Agreement (with the Buyer remaining jointly and severally liable). Notwithstanding the foregoing, or any other provision of this Agreement, the parties intend that the business, operations, product and service lines of the Continuing Business, including, without limitation, the Division, not be altered, fragmented, dispersed or otherwise changed, having the effect of diminishing the Additional Consideration. In the event of any such change, or in the event that the Buyer shall fail to use commercially reasonable efforts in good faith to maximize the Access Sales, the parties shall use their best efforts to calculate, and the Buyer shall pay, the Additional Consideration consistent with the Access Sales that would have been produced by the Continuing Business in keeping with the intent of this Agreement.

SECTION 4.  Representations and Warranties of the Seller.

          The Seller hereby represents and warrants to the Buyer as follows, which representations and warranties shall apply exclusively to the period from and after January 22, 2002:

          Section 4.1. Corporate Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Copies of the Certificate or Articles of Incorporation and By-laws (or equivalent documents) of the Seller, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof.

          Section 4.2. Qualification to Do Business. The Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and in which the failure to be so qualified would have a material adverse effect on the Business. Schedule 4.2 attached hereto and made a part hereof sets forth all jurisdictions in which the Seller is qualified to do business.

          Section 4.3. Authorization and Validity of Agreement. The Seller has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Seller's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors and stockholder of the Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Seller and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

          Section 4.4. No Conflict or Violation. The execution, delivery and performance by the Seller of this Agreement do not and will not violate or conflict with any provision of the Certificate or Articles of Incorporation or By-laws (or equivalent documents) of the Seller and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor (after giving effect to any applicable consents, waivers, authorizations or approvals contemplated by Section 4.5) violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller is a party or by which it is bound or to which any of its properties or assets is subject, nor will result in the creation or imposition of any Lien upon any of the Purchased Property, nor will result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits referred to in Section 4.12, to the extent that any of the foregoing would have a material adverse effect on the Business.

          Section 4.5. Consents and Approvals. Schedule 4.5 attached hereto and made a part hereof sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement by the Seller or the performance by the Seller of its obligations hereunder, which if not obtained would have a material adverse effect on the Business.

          Section 4.6. Financial Statements. Schedule 4.6 attached hereto and made a part hereof sets forth (a) the statement of income for the Division for the eleven (11) month period ended November 30, 2004, and (b) the statement of income for the Division for the nine (9) month period ended September 30, 2004 (all the financial statements referred to in clauses (a) and (b) above being hereinafter collectively referred to as the "Financial Statements"). The Financial Statements, (i) present fairly the results of operations of the Seller with respect to the Business for the periods then ended; and (ii) with respect to the Business, are complete, correct and in accordance with the books of account and records of the Seller. Notwithstanding anything contained herein, the Seller makes no representation or warranties with respect to the Accounts Receivable or Inventory.

          Section 4.7. Absence of Certain Changes or Events.
          -------------------------------------------------

               (a) Except as set forth on Schedule 4.7 attached hereto and made a part hereof and as contemplated by this Agreement, since September 30, 2004, there has not been:

                    (i) any material adverse change in the Business or Purchased Property (financial or other) of the Seller, or any event that has had a material adverse effect on the foregoing;

                    (ii)  any   material   loss,   material   damage,   material
destruction or other material casualty to the Purchased Property;

                    (iii) any change in any method of accounting or accounting practice of the Business or the Seller relating to the Business; or

                    (iv) any loss of the employment, services or benefits of any key employee of Seller, who worked during such period exclusively in the Business.

               (b) Except as set forth on Schedule 4.7 and as contemplated by this Agreement, since September 30, 2004, the Seller has operated the Business in the ordinary course of its business consistent with past practice and has not:

                    (i) incurred any material obligation or material liability (whether absolute, accrued, contingent or otherwise) relating to the operations of the Business except in the ordinary course of business consistent with past practice;

                    (ii) failed to discharge or satisfy any material Lien or pay or satisfy any material obligation or material liability (whether absolute, accrued, contingent or otherwise) arising exclusively from the operation of the Business, other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of the Purchased Property;

                    (iii) mortgaged, pledged or subjected to any material Lien any of the Purchased Property, except for mechanics' liens and Liens for Taxes not yet due and payable and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of the Purchased Property;

                    (iv) sold or transferred any of the material assets of the Business or canceled any material debts or material claims or waived any material rights relating exclusively to the operations of the Business, except in the ordinary course of business consistent with past practice;

                    (v) disposed of any material patents, material trademarks or material copyrights or any material patent, material trademark or material copyright applications used exclusively in the operations of the Business;

                    (vi)   defaulted   on  any  material   obligation   relating
exclusively to the operations of the Business;

                    (vii)  entered  into  any  material   transaction   relating
exclusively to the Business, except in the ordinary course of business consistent with past practice;

                    (viii)  other  than in  connection  with the  execution  and delivery of this Agreement, and the consummation of the transactions contemplated hereby, incurred any material obligation or material liability for the payment of severance benefits; or

                    (ix) entered into any agreement or made any commitment to do any of the foregoing.

          Section 4.8. Tax Matters. Except as provided in Section 10.2, all Tax Returns required to be filed before the date hereof in respect of the Seller have been filed, and the Seller has paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the date hereof for which Tax Returns have not yet been filed. Except as provided in Section 10.2, all Taxes of the Seller have been paid or adequately provided for and the Seller knows of no proposed additional tax assessment against it not adequately provided for on its regularly prepared financial statements. In the ordinary course of business, the Seller makes adequate provision on its books for the payment of Taxes (including for the current fiscal period) owed by the Seller. The Seller has withheld and paid all Taxes required to be withheld with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party.

          Section 4.9. [INTENTIONALLY OMITTED].

          Section 4.10. Solvency. On the date of this Agreement and at all times during the six (6) months immediately preceding the date of this Agreement, except for those disputed in good faith, the Seller is and has been paying all of its material debts, material liabilities and material obligations accruing with respect to or resulting from the conduct of the Business as the same shall have become due and owing, and, except for those disputed in good faith, none of such payment obligations are past due or otherwise delinquent. Immediately after the date of this Agreement, the Seller (i) will be solvent (i.e., the sum of its debts will be less than all of its property, at a fair valuation); (ii) will have sufficient capital to conduct the business, if any, it conducts after the date of this Agreement; and (iii) will be able to pay its current and anticipated debts as such debts mature. The Seller is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud its present and future creditors.

          Section 4.11. Intellectual Property; Intangible Assets. Schedule 4.11(a) attached hereto and made a part hereof sets forth a listing of certain Intellectual Property used by the Seller exclusively in connection with the Business and described thereon, which listing is correct in all material respects. The Seller owns all right, title and interest in and to, or has a valid and enforceable license or otherwise has the right to use, in all jurisdictions in which it carries on the Business, all Intellectual Property without, to the knowledge of the Seller, materially violating or materially conflicting with the rights of others. Except as set forth on Schedule 4.11(a), to the extent that the Seller is the owner of any Intellectual Property, all such owned Intellectual Property is owned by the Seller, free and clear of all material Liens. All of the Seller's Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable, and all renewal fees and other maintenance fees that have fallen due on or prior to the date of this Agreement have been paid. There has not been communicated to the Seller the threat of any material claim that the holder of such Intellectual Property is in violation or infringement of any material Intellectual Property right of any other Person, or challenging the Seller's ownership or use of, or the validity or enforceability of, any of the Seller's Intellectual Property and, to the knowledge of the Seller, none of the Products or operations of the Business involve any infringement of any material proprietary right of any other Person. Other than with respect to the License Termination, the consummation of the transactions contemplated by this Agreement will not prohibit the Buyer from using any of the Intellectual Property in a manner substantially similar to the Seller's current use of such Intellectual Property in the Business.

          Except as contemplated by this Agreement, Schedule 4.11(b) attached hereto and made a part hereof sets forth a complete list of certain: (i) material licenses, sublicenses and other agreements in which the Seller or any sublicensee of the Seller has granted to any Person the right to use the Intellectual Property exclusively with respect to the Business; and (ii) other consents, indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which the Seller is a party relating to the Intellectual Property or the proprietary rights of any third party, exclusively with respect to, and to the extent material to, the Business and described thereon. Except as set forth on Schedule 4.11(b) and as contemplated by this Agreement, the Seller is not under any material obligation to pay royalties or other payments in connection with any license, sublicense or other agreement, nor restricted from assigning its rights under any sublicense or agreement respecting Intellectual Property, nor will the Seller otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any material license, material sublicense or other material agreement relating to the Intellectual Property.

          Schedule 4.11(c) attached hereto and made a part hereof sets forth a complete list of certain Intangible Assets utilized by the Seller exclusively in the Business and described thereon. Each of the Intangible Assets is valid and in good standing, is not currently being challenged, and is not involved in any pending or, to the knowledge of the Seller, threatened administrative or judicial proceeding which could have a material adverse effect on the Business, and does not conflict with any material rights of any other Person.

          Section 4.12. Licenses and Permits. Schedule 4.12 attached hereto and made a part hereof sets forth a true and complete list of certain licenses, permits, certificates of occupancy, franchises, authorizations and approvals issued or granted to the Seller, exclusively with respect to, and which are material to, the Business, by the Government, any state or local government (whether domestic or foreign), or any department, agency, board, commission, bureau or instrumentality of any of the foregoing, to the extent described on such schedule (the "Licenses and Permits"), and all pending applications therefor. Such list contains a summary description of each such item and, where applicable, specifies the date issued, granted or applied for, the expiration date and the current status thereof. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. None of the operations of the Business are being conducted in a manner that materially violates any of the terms or conditions under which any License and Permit was granted. No License and Permit will in any way be materially affected or materially modified by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

          Section 4.13. Compliance with Law. The operations of the Business have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Seller and its assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, currency exchange, equal opportunity, health, architectural barriers to the handicapped, fire, zoning and building, occupation safety, pension, securities and trading-with-the-enemy matters each to the extent material to the operation of the Business. The Seller has not received notice of any material violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any material order, material writ, material judgment, material award, material injunction or material decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or any of the Purchased Property.

          Section 4.14. Litigation. To the Seller's knowledge, except as described on Schedule 4.14 attached hereto and made a part hereof, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Seller's knowledge, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Seller or any of its officers, directors, employees or agents involving, affecting or relating to the Business, the Purchased Property or the transactions contemplated by this Agreement, nor is any basis known to the Seller or any of its directors or officers for any such action, suit, proceeding or investigation, which, with respect to each of the foregoing, if determined adversely to the Seller, could have a material adverse effect on the Business. Neither the Business nor the Purchased Property is subject to any material order, material writ, material judgment, material award, material injunction or material decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that materially adversely affects or might materially adversely affect the Business or the Purchased Property, or that would or might materially adversely interfere with the transactions contemplated by this Agreement.

          Section 4.15. Enumerated Contracts.
                        --------------------

          (a) Schedule 4.15 attached hereto and made a part hereof sets forth a complete and correct list and a summary description of certain Enumerated Contracts (as in effect on the date hereof) described thereon.

          (b) Each Enumerated Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof. The Seller has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Enumerated Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default under any Enumerated Contract. To the Seller's knowledge, no other party to any Enumerated Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Seller has delivered to the Buyer or its representatives true and complete originals or copies of all the Enumerated Contracts.

          (c) With respect to each Enumerated Contract, the Seller has complied with all material terms thereof, all material certifications and material representations of the Seller with respect thereto and all material statutes and material regulations applicable thereto.

          Section 4.16. [INTENTIONALLY OMITTED]

          Section 4.17. Customers, Suppliers, Distributors and Authorized Sales Representatives. Schedule 4.17 attached hereto and made a part hereof sets forth a complete and correct list of (a) all customers whose purchases exceeded Fifty Thousand ($50,000) Dollars in net sales of the Business during the Seller's last full fiscal year; (b) the suppliers by dollar volume of the Business that exceeded Fifty Thousand ($50,000) Dollars during the Seller's last full fiscal year; (c) all distributors of any Products whose purchases from the Seller exceeded Fifty Thousand ($50,000) Dollars during the Seller's last full fiscal year; and (d) all authorized sales representatives of the Business. To the Seller's knowledge, other than with respect to Transbulk Systems, Inc., none of such customers, suppliers, distributors or authorized sales representatives intends to terminate or change significantly its relationship with the Business.

          Section 4.18. [INTENTIONALY OMITTED]

          Section 4.19. Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 4.19 attached hereto and made a part hereof, since September 30, 2004, there have been no transactions between the Seller and any director, officer, employee, stockholder or other Affiliate of the Seller with respect to the Business. To the Seller's knowledge, other than as set forth on Schedule 4.19(a), during the three years ended December 31, 2003, none of the officers, directors or employees of the Seller, or any spouse or relative of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person which during such period has been a supplier, customer or sales agent of the Seller or has competed with or been engaged in any business of the kind being conducted by the Business. No Affiliate of the Seller owns or has any rights in or to any of the Purchased Property.

          Section 4.20. Labor Matters. The Seller has not breached or otherwise failed to comply with any provisions of any Employment and Labor Agreement, and there are no grievances outstanding thereunder to the extent any of the foregoing would have a material adverse effect on the Business. The Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment, in each case exclusively with respect to, and to the extent that failure to comply could have a material adverse effect on, the Business.

          Section 4.21. Products Liability.
                        ------------------

          (a) (i) There is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority, domestic or foreign, against or involving any Product or any Product distributed by or on behalf of the Business, or class of claims or lawsuits involving the same or similar Product or any Product distributed by or on behalf of the Business which is pending or threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product or any Product distributed or sold by or on behalf of the Business, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, "Product Liability Lawsuits"); (ii) there has not been any Occurrence; and (iii) there has not been, nor is there under consideration or investigation by the Seller, any Product rework or retrofit (collectively, "Retrofits") conducted by or on behalf of the Seller concerning any Products manufactured, produced, distributed or sold by or on behalf of the Business, which, with respect to each of the foregoing, if determined adversely to the Seller, could have a material adverse effect on the Business.

          (b) For purposes of this Section 4.21, the term "Occurrence" shall mean any accident, happening or event which took place at any time prior to the date hereof which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship, including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving, any Product or any Product distributed by or on behalf of the Business (including any parts or components), that is likely to result in a claim or loss that could have a material adverse effect on the Business.

          Section 4.22. Equipment. Schedule 4.22 attached hereto and made a part hereof sets forth a complete and correct list of certain office equipment used by the Seller exclusively in the Business.

          SECTION 5. Representations and Warranties of the Buyer.
                     -------------------------------------------

          The Buyer hereby represents and warrants to the Seller as follows:

          Section 5.1. Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

          Section 5.2. Qualification to Do Business. The Buyer is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

          Section 5.3. Authorization and Validity.
                       --------------------------

          (a) The Buyer has all requisite corporate power and authority to enter into this Agreement and all agreements, instruments and documents executed and/or delivered by the Buyer pursuant to or in connection with this Agreement or to which the Buyer is a party or signatory or contemplated hereby
(collectively, the "Buyer Collateral Agreements"), and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Buyer Collateral Agreements, and the performance of the Buyer's obligations hereunder and thereunder, have been duly authorized by all necessary corporate action by the Board of Directors of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement and the Buyer Collateral Agreements have been duly executed by the Buyer and constitute its valid and binding obligation, enforceable against it in accordance with their respective terms.

          (b) Each party other than the Buyer and the Seller, including, without limitation, the Guarantors under the Guarantees, and the grantors under the Mortgages (each, a "Third Party"), to any agreement, instrument or document executed and/or delivered pursuant to or in connection with this Agreement or contemplated hereby or thereby (collectively, the "Third Party Documents") has all requisite power and authority to enter into each such Third Party Document to which it is a party, and to carry out its obligations thereunder. The execution and delivery of each Third Party Document, and the performance of each Third Party's obligations thereunder, have been duly authorized by all necessary corporate action (or other action, as applicable), and no other corporate proceedings (or other proceedings, as applicable) on the part of any such Third Party are necessary to authorize such execution, delivery and performance. Each Third Party Document has been duly executed by the relevant Third Parties, and constitutes the valid and binding obligation of each such Third Party, enforceable against it in accordance with its terms.

          Section 5.4. No Conflict or Violation. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Collateral Agreements, and by each Third Party of the Third Party Documents to which it is a party, do not and will not violate or conflict with any provision of the Certificate of Incorporation or Code of Regulations (or equivalent documents) of the Buyer or such Third Party, and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer or such Third Party is a party or by which it is bound.

          Section 5.5. Consents and Approvals. The execution, delivery and performance of this Agreement and the Buyer Collateral Agreements on behalf of the Buyer, and of each Third Party Document by or on behalf of such Third Party, do not require the consent or approval of, or filing with, any Government, governmental body or agency or other Person except for such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer or the relevant Third Party or Third Parties to consummate the transactions contemplated hereby or thereby.

          SECTION 6. Covenants of the Seller.
                     -----------------------

          The Seller covenants as follows:

          Section 6.1. Further Assurances. Upon the request of the Buyer at any time after the date hereof, the Seller shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Buyer or its counsel may request to perfect title of the Buyer and its successors and assigns to the Purchased Property or otherwise to effectuate the purposes of this Agreement.

          Section 6.2. Covenant Not To Compete.
                       -----------------------

          (a) Provided that there shall have been no breach of any representation or warranty of the Buyer, nor any default in the performance of any covenant or obligation of the Buyer, hereunder, or under any of the Buyer Collateral Agreements (including, without limitation, the Notes and the Security Agreement), nor of any Third Party under any Third Party Document, including, without limitation, of the Guarantors under the Guarantees, or of the grantors under the Mortgages, the Seller agrees that for a period of five (5) years after the date of this Agreement, it shall not compete with or engage or participate, directly or indirectly, in the Business as conducted as of the date hereof in any geographical area where the Business is conducted as of the date hereof.

          (b) The Seller agrees that a monetary remedy for a breach of the agreement set forth in Section 6.2(a) hereof will be inadequate and impracticable and further agrees that such a breach would cause the Buyer irreparable harm, and that the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, the Seller agrees that the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, as a court of competent jurisdiction shall determine.

          (c) If any provision of this Section 6.2 is invalid in part, it shall be curtailed, both as to time and location, to the minimum extent required for its validity under the laws of the United States, and shall be binding and enforceable with respect to the Seller as so curtailed.

          Section 6.3. Assignment of Enumerated Contracts and Warranties. Notwithstanding anything contained herein, no Enumerated Contract shall be assigned contrary to law or the terms of such Enumerated Contract and, with respect to Enumerated Contracts that cannot be assigned to the Buyer at the date of this Agreement, the performance obligations of the Seller thereunder shall, unless not permitted by such Enumerated Contract, be deemed to be subleased or subcontracted to the Buyer until such Enumerated Contract has been assigned. The Buyer shall assist the Seller in obtaining any necessary approvals to such subleases and subcontracts. The Seller shall use its best efforts to obtain all necessary consents and the Buyer shall take all necessary actions to perform and complete all Enumerated Contracts in accordance with their terms if neither assignment, subleasing nor subcontracting is permitted by the other party, and the Seller shall pay over to the Buyer any amounts received by the Seller after the date of this Agreement as a result of performance by the Buyer of such Enumerated Contracts.

          SECTION 7. Employees and Employee Plans.
                     ----------------------------

          Section 7.1. Continuation of Employment. On and after the date hereof, the Buyer shall offer employment to each of the Seller's employees identified on
Schedule 7.1 attached hereto and made a part hereof (the "Division Employees") on terms and with compensation, employment terms and benefits no less favorable to the Division Employees than the terms, compensation, employment terms and benefits that each such employee enjoyed up to the date hereof from the Seller (such terms, compensation and benefits, the "Similar Employment Terms"). The Buyer shall offer such employment to the Division Employees at the location where each such employee performed his or her respective duties for the Seller prior to the date of this Agreement. The starting date of employment of each such employee with the Buyer shall be the date of this Agreement. The Seller has, and shall have, no obligation to the Buyer to transfer to the Buyer any Internal Revenue Service Forms W-4 and W-5. Nothing herein shall be deemed to prevent the Buyer from terminating the employment of any Division Employee following the date of this Agreement.

          Section 7.2. Vacation, Severance and Other Liabilities.
                       -----------------------------------------

          (a) If a Division Employee has been offered employment by the Buyer and has accepted such employment, the Buyer shall be responsible for (i) payment of all accrued and vested vacation obligations with respect to such Division Employee under the relevant polices of the Buyer (the "Buyer Vacation Policies") and the Seller (the "Seller Vacation Policies"); and (ii) upon the termination of the employment of any such Division Employee, (x) payment of any applicable severance pay and other costs of termination, including, without limitation, as may be payable under the relevant polices of the Buyer (the "Buyer Severance Policies") and the Seller, (if any), (the "Seller Severance Policies"); and (y) providing each such Division Employee with the health and medical plan coverage (if any) required to be provided to such Division Employee by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("Health And Medical Coverage"). The Buyer shall reimburse the Seller in full, within five (5) business days of the receipt by the Buyer of a written request therefor, for any sums paid by the Seller to any such Division Employee on or after the date of this Agreement pursuant to the Seller Vacation Policies and/or the Seller Severance Policies.

          (b) Schedule 7.2 attached hereto and made a part hereof identifies each of the Seller's employees engaged principally in the operation of the Business with respect to whom the Buyer shall not make an offer of employment pursuant to the terms of Section 7.1 hereof (each, a "Schedule 7.2 Employee"). With respect to each Schedule 7.2 Employee who is offered and accepts employment on Similar Employment Terms by the Buyer within thirty (30) days following the date of this Agreement, the Buyer shall be responsible for
(i) payment of all accrued and vested vacation  obligations with respect to such
Schedule 7.2 Employee under the Buyer Vacation Policies and the Seller Vacation Policies; and (ii) upon the termination of the employment of any such Schedule
7.2 Employee, (x) payment of any applicable severance pay and other costs of termination, including, without limitation, as may be payable under the Buyer Severance Policies and the Seller Severance Policies; and (y) providing each such Schedule 7.2 Employee with Health And Medical Coverage. The Buyer shall reimburse the Seller in full, within five (5) business days of the receipt by the Buyer of a written request therefor, for any sums paid by the Seller to any such Schedule 7.2 Employee on or after the date of this Agreement pursuant to the Seller Vacation Policies and/or the Seller Severance Policies.

          (c) The Buyer shall deliver to the Seller, not later than the first Business Day following the date which is thirty-five (35) days after the date of this Agreement, a listing, certified as true, complete and correct by a responsible senior officer of the Buyer, of each Schedule 7.2 Employee hired by the Buyer during the thirty (30) day period following the date of this Agreement, together with (i) the Rate of Compensation of each such hired
Schedule 7.2 Employee; and (ii) such other information as the Seller shall deem necessary or appropriate to enable the Seller to determine whether the employment of such Schedule 7.2 Employee by the Buyer is on Similar Employment Terms. For purposes of this Section 7.2(c), "Rate of Compensation" shall mean the rate of compensation for the performance of regular duties of the relevant
Schedule 7.2 Employee's position, excluding bonuses, overtime or any other compensation.

          Section 7.3. Additional Responsibilities of the Buyer. The Buyer shall give credit to each Division Employee and each Schedule 7.2 Employee who is offered and accepts employment by the Buyer on, or within thirty (30) days following, the date of this Agreement for all periods worked for the Seller, as if during each such period such employee had worked for the Buyer, with respect to the determination of vacation, severance and any and all other rights to which such employee is entitled. Notwithstanding anything to the contrary set forth herein or in any other agreement, instrument or document, the determination as to which of the Seller's employees shall be Division Employees, on the one hand, or Schedule 7.2 Employees, on the other hand, has been made exclusively by the Buyer.

          Section 7.4. No Assumption of Liabilities. Except as set forth in this
Section 7, the Buyer shall not assume any of the Plans. In addition, except as set forth in this Section 7, and except as provided in Section 2.2 hereof, the Buyer shall not have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any employee, former employee or independent contractor of the Seller, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such person's employment or engagement with the Seller or the termination of such employment prior to the date hereof.

SECTION 8. Covenants of the Buyer.
           ----------------------

          Section 8.1 Warranty Claims.
                      ---------------

(a) The Buyer hereby assumes and agrees to pay, perform and/or discharge when due any and all liabilities and obligations of the Seller (including, without limitation, any and all liabilities and obligations heretofore assumed by the Seller) with respect to warranty claims arising out of any and all products manufactured, sold and/or shipped by the Seller or any predecessor of the Seller in connection with the Business prior to the date of this Agreement ("Warranty Claims"). The Seller shall reimburse the Buyer for its actual, direct out-of-pocket cost of repair or replacement ("Warranty Costs") with respect to each Warranty Claim (a "Product Defect Claim") based exclusively upon a Product Defect, as hereinafter defined, but only to the extent that the aggregate of such Warranty Costs, calculated in a manner identical to, and consistent with the past practices of the Seller ("Product Defect Warranty Costs"), during the Reimbursement Period, as hereinafter defined, exceeds the Claim Threshold, as hereinafter defined; provided, however, that the Buyer shall be entitled to such reimbursement only if (i) the Buyer notifies the Seller in writing at least thirty (30) days prior to any such repair or replacement of its receipt of any such Product Defect Claim, specifying the relevant information with respect thereto, including, without limitation, the nature thereof, (ii) the Buyer provides a binding written quote (the "Binding Quote") to the Seller in advance of any such repair or replacement, itemizing the proposed cost of repair or replacement, as applicable, (iii) the Buyer receives from the Seller a written authorization of the proposed repair or replacement pursuant to such Binding Quote, (iv) pursuant to such written authorization, the Buyer promptly performs the relevant repair or replacement, and (v) the Buyer's response to such Product Defect Claim shall in all respects be in accordance with the warranty policy in effect with respect to the relevant product as of the date of this Agreement.

(b) Within sixty (60) days following the end of the twelve (12) month period commencing on the date of this Agreement (such twelve (12) month period, the "Reimbursement Period"), the Buyer shall deliver to the Seller a comprehensive itemized written statement (the "Comprehensive Statement") setting forth a full and complete accounting of all Product Defect Claims received and processed during such Reimbursement Period, including, without limitation, the remedial action taken with respect to each such Product Defect Claim, and the extent to which the aggregate Product Defect Warranty Costs have exceeded the Claim Threshold (any such excess, the "Reimbursement Amount"). The Seller shall remit the Reimbursement Amount to the Buyer within thirty (30) days following the earlier of (i) the Seller's written notice to the Buyer indicating that the Seller agrees with the Buyer's calculation of the Reimbursement Amount, or (ii) the issuance of the decision of the Selected Firm with respect thereto pursuant to the terms of Section 3.2(c) hereof.

(c) The Seller may, in its sole and absolute discretion, which shall be final, conclusive and binding, make alternate arrangements with respect to any and all Product Defect Claims, in which event the Buyer shall cooperate with the Seller with respect thereto. In no event shall the Seller be required to make any such alternate arrangements. The Seller shall not have any liability or obligation with respect to any Product Defect Claim made or processed, or any other warranty or repair matter, after the end of the Reimbursement Period.

(d) For purposes of this Agreement, "Product Defect" shall mean any Warranty Claim based exclusively on a product design defect, material defect, and/or workmanship defect in any particular product; and "Claim Threshold" shall mean five tenths of one (.5%) percent of the Buyer's revenue from Access Sales during the Reimbursement Period, determined in a manner consistent with the past practice of the Seller.

          Section 8.2 Files and Records. Within thirty (30) days following the execution and delivery of this Agreement, the Buyer shall grant the Seller, upon the Seller's reasonable request, access to the books, records and files of the Seller, of whatever nature and in whatever form, together with all similar and related items and documents, including, without limitation, the Files and Records and any original files and records copies of which constitute the Files and Records, to appropriately organize, pack, and ship, at the Seller's expense, all such books, records, files and other items and documents of the Seller on any media (including, without limitation, paper and electronic media) to the Seller c/o P&F Industries, Inc., 300 Smith Street, Farmingdale, NY 11735-1114. At such time, the Seller shall provide the Buyer, at the Buyer's request, one
(1) copy of any original files and records which constitute the Files and Records that the Buyer may desire. The cost of photocopying shall be shared equally by the Seller and the Buyer. In the event the Buyer desires additional copies of any such original files and records which constitute the Files and Records after the Seller has shipped them to New York, the Seller shall, at the Buyer's expense, provide such copies to the Buyer. If the Buyer has not previously obtained copies as provided herein, if at any time the Seller desires to dispose of the original files and records which constitute the Files and Records, which original files and records have been previously shipped to New York pursuant to this Section 8.2, it shall first give reasonable (but no less than thirty (30) days' written notice thereof) to the Buyer, which may obtain copies of the same at its expense.

          Section 8.3 Cooperation.  With respect to the litigation  described on
Schedule 4.14 attached hereto and made a part hereof, and with respect to any and all actions, proceedings, claims, investigations, arbitrations and the like that may be commenced against the Seller, the Buyer shall cooperate with the Seller in the defense thereof, which cooperation shall include, without limitation, making employees of the Buyer available to the Seller and its representatives on a mutually convenient basis and to provide additional information and explanation of any materials provided hereunder, including, without limitation, providing such employees to serve as witnesses, and the Seller shall reimburse the Buyer for any reasonable out-of-pocket expenses incurred by the Buyer in connection therewith.

          Section 8.4 Phone and Fax Numbers. The Seller shall use commercially reasonable efforts to transfer the phone and fax numbers identified on Schedule
8.4 attached hereto and made a part hereof to the Buyer. The Buyer hereby assumes and agrees to pay, perform and discharge as and when due those liabilities and obligations of the Seller relative to the above-mentioned phone and fax numbers accruing on and after the date hereof.

SECTION 9.   Accounts Receivable.
                       -------------------

     Section 9.1 Transferred Accounts Receivable.
                 -------------------------------

          (a) Schedule 9.1 attached hereto and made a part hereof sets forth the name, address, amount owed and time outstanding through and including the date of this Agreement (the "Transferred Accounts Receivable Schedule") with respect to certain Accounts Receivable of the Seller that are being sold, assigned, transferred and conveyed to the Buyer pursuant to the terms of this Agreement (the "Transferred Accounts Receivable"). Subject to the below provisions of this
Section 9.1, from and after the date of this Agreement, the Buyer shall, at its own expense, collect the Transferred Accounts Receivable in a manner consistent with the past business practices of the Seller, including, without limitation, referring same to outside collection services and counsel, but only with the prior written consent of the Seller. Any amounts received by the Buyer from any person or entity identified on the Transferred Accounts Receivable Schedule shall be applied to the oldest of the Transferred Accounts Receivable with regard to such person or entity, notwithstanding any amounts due from such person or entity to the Buyer and regardless of whether such payment is made to or for the account of the Buyer or the Seller; provided, however, that in the event that there are amounts outstanding in connection with any Retained Accounts Receivable with respect to such person or entity, any such amounts received by the Buyer from such person or entity (whether received for the account of the Buyer or the Seller) shall first be applied pursuant to the terms of Section 9.2 hereof. The Buyer shall not (i) settle, negotiate or otherwise compromise any of the Transferred Accounts Receivable without written authorization with respect thereto from the Seller, or (ii) suggest to or influence any account debtor of the Seller or offer any incentive to any account debtor of the Seller or otherwise take any action that would or does cause any such account debtor to fail to pay an amount due the Seller, or pay an amount due the Buyer in lieu thereof. During the period commencing as of the one hundred twentieth (120th) day following the date of this Agreement (the "Record Date") and ending fifteen (15) days thereafter (the "Option Period"), the Buyer may, but shall not be obligated to, notify the Seller in writing (the "Notice") as to which of the Transferred Accounts Receivable are outstanding as of the Record Date (the "Delinquent Receivables"). Any such Notice shall include therewith an assignment of the Delinquent Receivables to the Seller in such form as the Seller may reasonably request, including, without limitation, representations and warranties to the effect that such Delinquent Receivables are being sold to the Seller free and clear of any and all Liens, and that the Buyer has received no payments on account of any such Delinquent Receivable, among other things, together with documentation duly executed by the Bank, in form and substance satisfactory to the Seller, in its sole discretion, which shall be final, conclusive and binding, releasing any and all Liens of the Bank with respect to such Delinquent Receivables (collectively, the "Assignment Documents"). On the fifteenth (15th) day following the Seller's receipt of the Notice (the "Section 9.1 Adjustment Date"), together with the Assignment Documents, a credit shall be applied in favor of the Buyer as set forth in
Section 9.1(b) in an amount equal to the amount of each of such Delinquent Receivables (in the aggregate, the "Delinquent Receivables Amount"). Notwithstanding anything contained herein, the Seller shall have the right to collect the Delinquent Receivables. Following the Notice, in the event that the Buyer receives any check from an account debtor who is named on the list of Delinquent Receivables, and made payable to the order of the Seller, the Buyer shall deliver same to Seller within one (1) day of the Buyer's receipt thereof, whether or not paid on account of such Delinquent Receivables. In the event that the Buyer receives any monies from any account debtor who is named on the list of Delinquent Receivables, whether or not paid on account of such Delinquent Receivables, such amounts shall be held in trust for the Seller by the Buyer in a segregated bank account maintained by the Buyer for such purpose. Promptly (but in no event beyond five (5) days) following receipt of such payment, the Buyer shall deliver same to the Seller. Any amount received by the Seller shall be applied to the Delinquent Receivables in accordance with the Seller's sole discretion, which shall be final, conclusive and binding. Notwithstanding anything contained herein, the Seller shall have no obligations under this Section 9.1 unless and until the Buyer has complied with each of its obligations hereunder.

          (b) In the event that a credit is to be applied in favor of the Buyer pursuant to the terms of Section 9.1(a), the Delinquent Receivables Amount to be so credited shall be deducted pro rata from the payments then outstanding under
Note 1,  such that the  amount to be  applied  as a credit  in  accordance  with
Section 9.1(a) shall be divided by the number of payments which remain outstanding under Note 1 as of the Section 9.1 Adjustment Date, and the quotient so obtained shall be deducted from each payment then outstanding under Note 1.

          Section 9.2 Retained Accounts Receivable. Schedule 9.2 attached hereto and made a part hereof sets forth the name, address, amount owed and time outstanding through and including the date of this Agreement (the "Retained Accounts Receivable Schedule") with respect to certain Accounts Receivable of the Seller that are being retained by the Seller pursuant to the terms of this Agreement (the "Retained Accounts Receivable"). Subject to the below provisions of this Section 9.2, from and after the date of this Agreement, the Buyer shall, at its own expense, collect, on behalf of the Seller, the Retained Accounts Receivable in a manner consistent with the past business practices of the Seller, including, without limitation, referring same to outside collection services and counsel, but only with the prior written consent of the Seller. In the event that the Buyer receives any checks made payable to the order of the Seller, the Buyer shall deposit such checks on behalf of the Seller to an account or accounts designated by the Seller in writing from time to time (in any case, the "Account") within one (1) day of the Buyer's receipt thereof. Any amounts received by the Buyer from any person or entity identified on the Retained Accounts Receivable Schedule shall be applied to the oldest of the Retained Accounts Receivable with regard to such person or entity, notwithstanding any amounts due from such person or entity to the Buyer or pursuant to any Transferred Accounts Receivable, and regardless of whether such payment is made to or for the account of the Buyer or the Seller. The Buyer shall not (i) settle, negotiate or otherwise compromise any of the Retained Accounts Receivable without written authorization with respect thereto from the Seller, or (ii) suggest to or influence any account debtor of the Seller or offer any incentive to any account debtor of the Seller or otherwise take any action that would or does cause any such account debtor to fail to pay an amount due the Seller, or to pay an amount due the Buyer, including, without limitation, pursuant to any Transferred Account Receivable, in lieu thereof. In the event that the Buyer receives any monies on account of the Retained Accounts Receivable, such amounts shall be held in trust for the Seller by the Buyer in a segregated bank account maintained by the Buyer for such purpose. Promptly (but in no event beyond five (5) days) following receipt of such payment, the Buyer shall deposit same in the Account, or upon the written request of the Seller, deliver same to the Seller. Notwithstanding anything contained herein, the Seller shall have the right to collect the Retained Accounts Receivable. Any amount received by the Seller shall be applied to the Retained Accounts Receivable in accordance with the Seller's sole discretion, which shall be final, conclusive and binding.

SECTION 10.    Taxes.
               -----

          The parties hereto hereby covenant and agree as follows:

          Section 10.1. Allocation of Purchase Price. The Buyer and the Seller agree to allocate the Purchase Price and Assumed Liabilities among the Purchased Property and the covenants contained in Section 6.2 of this Agreement in accordance with Schedule 10.1 (the "Allocation"). The Seller and the Buyer will cooperate in filing with the Internal Revenue Service their respective Forms 8594 as provided for in Section 1060 of the Code on a basis consistent with the Allocation, and the Allocation shall be reflected on any Tax Returns required to be filed as a result of the transactions contemplated hereby.

          Section 10.2. Transfer Taxes. All transfer, documentary, sales, use, registration, value-added and other similar Taxes and related fees (including any penalties, interest and additions to Tax ("Transfer Taxes") incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by and shared equally between the Seller and the Buyer. The Seller and the Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of all laws relating to Transfer Taxes. To the extent legally able to do so, the Buyer shall deliver to the Seller exemption certificates, satisfactory in form and substance to the Seller, with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed.

SECTION 11.     Indemnification; Survival.
                -------------------------

          Section 11.1. Indemnification by the Seller. Notwithstanding the execution and delivery hereof or the delivery of the Purchased Property and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, the Seller shall indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer and their respective directors, officers and employees (the "Buyer Indemnitees"), harmless if any Buyer Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys', consultants' or experts' fees), deficiency, interest, penalty, impositions, assessments or fines (collectively, "Losses") arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any Seller's Event of Breach. As used herein, "Seller's Event of Breach" shall be and mean any one or more of the following:

          (a) any untruth or inaccuracy in any representation of the Seller or the breach of any warranty of the Seller contained in this Agreement (including, without limitation, any misrepresentation in, or omission from, any statement, certificate, schedule, exhibit, annex or other document furnished pursuant to this Agreement by the Seller (or any of its representatives) to the Buyer (or any representative of the Buyer));

          (b) any failure of the Seller duly to perform or observe any term, provision, covenant, agreement or condition on the part of the Seller to be performed or observed pursuant to this Agreement; and

          (c) any claim or cause of action by any party against any Buyer Indemnitee with respect to the Excluded Liabilities.

          Section 11.2. Procedures for Indemnification by the Seller. If a Seller's Event of Breach occurs or is alleged and a Buyer Indemnitee asserts that the Seller has become obligated to such Buyer Indemnitee pursuant to
Section 11.1, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Seller may become obligated to a Buyer Indemnitee hereunder, such Buyer Indemnitee shall give written notice thereof to the Seller within ten (10) days of receiving notice thereof, or discovery of facts related thereto (but the failure to so notify within such time shall not relieve the Seller from any liability it may have under this
Section 11 except to the extent it has been prejudiced in any material respect by such failure). The Seller agrees to defend, contest or otherwise protect the Buyer Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense. The Buyer Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Buyer Indemnitee's choice and shall in any event cooperate with and assist the Seller to the extent reasonably possible. If the Seller fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Buyer Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Buyer Indemnitee shall be entitled to recover the entire cost thereof from the Seller including, without limitation, reasonable attorneys', consultants' and experts' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

          Section 11.3. Indemnification by the Buyer. Notwithstanding the execution and delivery hereof or the delivery of the Purchased Property, the Buyer shall indemnify and fully defend, save and hold the Seller, any Affiliate of the Seller and their respective directors, officers and employees (the "Seller Indemnitees"), harmless if any Seller Indemnitee shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any Buyer's Event of Breach. As used herein, "Buyer's Event of Breach" shall be and mean any one or more of the following:

          (a) any untruth or inaccuracy in any representation of the Buyer or the breach of any warranty of the Buyer contained in this Agreement (including, without limitation, any misrepresentation in, or omission from, any statement, certificate, schedule, exhibit, annex or other document furnished pursuant to this Agreement by the Buyer (or any of its representatives) to the Seller (or any representative of the Seller));

          (b) any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of the Buyer to be performed or observed; and/or

          (c) any claim or cause of action by any party against any Seller Indemnitees with respect to Assumed Liabilities and/or the Cancelled Purchase Orders.

          Section 11.4. Procedures for Indemnification by the Buyer. If a Buyer's Event of Breach occurs or is alleged and a Seller Indemnitee asserts that the Buyer has become obligated to it pursuant to Section 11.3, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Buyer may become obligated to a Seller Indemnitee hereunder, such Seller Indemnitee shall give written notice thereof to the Buyer within ten (10) days of receiving notice thereof, or discovery of facts related thereto (but the failure to so notify within such time shall not relieve the Buyer from any liability it may have under this Section 11 except to the extent it has been prejudiced in any material respect by such failure). The Buyer agrees to defend, contest or otherwise protect such Seller Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense. Such Seller Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its choice and shall in any event cooperate with and assist the Buyer to the extent reasonably possible. If the Buyer fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Seller Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Seller Indemnitee shall be entitled to recover the entire cost thereof from the Buyer, including, without limitation, reasonable attorneys', consultants' and experts' fees, disbursements and amounts paid as the result of such action, investigation, claim or proceeding.

          Section 11.5. Survival. Each of the representations and warranties set forth in this Agreement shall survive the execution and delivery hereof, notwithstanding any investigation on the part of the Buyer or the Seller, for a period terminating on the second anniversary of the date of this Agreement; provided, however, that the representations and warranties contained in Sections
4.3 and 5.3 (Authorization and Validity of Agreement) shall survive indefinitely and the representations and warranties contained in Section 4.8 (Tax Matters) shall survive for a period terminating on the fifth anniversary of the date of this Agreement. The covenants contained in this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated by this Agreement. No claim for indemnification under Section 11.1(a) or 11.3(a) shall be asserted or maintained by any party hereto after the expiration of the period referred to in this paragraph with respect to the reason for which indemnification is sought, except for claims made in writing prior to such expiration or actions (whether instituted before or after such expiration) based on any claims made in writing prior to such expiration.

          Section 11.6     Limitations.
                           -----------

          (a) Notwithstanding anything herein to the contrary, as to matters which are subject to indemnification pursuant to Section 11, the Seller shall not be liable unless and until the aggregate claims, liabilities, losses, costs and expenses to the Buyer resulting from such otherwise indemnifiable matters shall exceed a cumulative aggregate of Fifty Thousand ($50,000) Dollars (the "Indemnification Threshold") and then shall only be liable for the excess above the Indemnification Threshold.

          (b) The total indemnification to which the Buyer shall be entitled under this Section 11 (inclusive of fees and expenses) and the liability of the Seller for any and all matters which are the subject of indemnification under this Agreement shall be limited to an amount not to exceed One Million ($1,000,000) Dollars in the aggregate.

          (c) All amounts payable by Seller hereunder on account of any and all matters subject to indemnification shall be net of all insurance proceeds and/or tax benefits received by the Buyer with respect thereto (less the present value of any premium increases occurring as a result of such claim).

          Section 11.7     Exclusive Rights and Remedies.
                           -----------------------------

          Except for the Buyer's rights under Section 6.2 hereof, the indemnification rights of the parties under this Section 11 shall be the exclusive rights and remedies the parties may have at law or in equity or otherwise with regard to matters subject to indemnification for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation, the right to seek specific performance, rescission or restitution.

SECTION 12.     Deliveries
                ----------

     Section 12.1 Deliveries of the Seller. Contemporaneously with the execution and delivery hereof, the Seller is delivering, or causing to be delivered, to the Buyer:

     (a) That certain Security Agreement of even date, between the Seller and the Buyer (the "Security Agreement"), duly executed by the Seller.

     (b) [INTENTIONALLY OMITTED].

     (c) [INTENTIONALLY OMITTED].

     (d) [INTENTIONALLY OMITTED].

     (e) [INTENTIONALLY OMITTED].

     (f) [INTENTIONALLY OMITTED].

     (g) That certain Termination of License Agreement of even date, between the Seller and the Buyer (the "License Termination"), duly executed by the Seller.

     (h) That certain Subordination Agreement of even date, among National City Bank (the "Bank"), the Seller and the Buyer (the "Subordination Agreement"), duly executed by the Seller.

     (i) That certain License Agreement of even date between the Seller and the Buyer (the "License Agreement"), duly executed by the Seller.

     (j) That certain Termination of Lease of even date between the Seller and Rosenboom Machine & Tool, Inc. ("RMT"), duly executed by the Seller.

     (k) A certificate, executed by a duly authorized officer of the Seller, certifying and attaching (i) appropriate resolutions of the board of directors of the Seller; (ii) the consent of the shareholders of the Seller, with respect to each of clauses (i) and (ii), authorizing the transactions contemplated by this Agreement and by the Collateral Agreements; and (iii) true and complete copies of the Certificate or Articles of Incorporation and By-laws (or equivalent documents) of the Seller.

     (l) A Certificate of the Secretary of State of the State of Delaware, dated as of a date reasonably close to the date of this Agreement, as to the due incorporation and good standing of the Seller.

     Section 12.2 Deliveries of the Buyer. Contemporaneously with the execution and delivery hereof, the Buyer is delivering, or causing to be delivered, to the
Seller:

     (a) The Closing Payment.

     (b) The Notes, duly executed by the Buyer.

     (c) The Security Agreement, duly executed by the Buyer.

     (d) That certain Guaranty of even date, by John C. Benko (the "Guarantor") in favor of the Seller (the "Guaranty"), duly executed by the Guarantor and, as to certain provisions, Natalie I. Benko.

     (e) That certain Guaranty of even date, by Benkar Inc. (the "Benkar Guarantor"; and together with the Guarantor, the "Guarantors") in favor of the Seller (the "Benkar Guaranty"; and together with the Guaranty, the "Guarantees"), duly executed by the Benkar Guarantor.

     (f) That certain Open-End Mortgage Deed of even date, with respect to real property located at 30878 Riviera Lane, Westlake, Ohio 44145-1784, granted by John C. Benko and Natalie I. Benko to the Seller ("Mortgage 1"), duly executed by each of the grantors.

     (g) That certain Open-End Mortgage Deed of even date, with respect to real property located at 32996 Fern Tree Lane #1A, North Ridgeville, Ohio 44039-2304, granted by John C. Benko and Natalie I. Benko to the Seller ("Mortgage 2"), duly executed by each of the grantors.

     (h) That certain Open-End Mortgage Deed of even date, with respect to real property located at 5350 Evergreen Parkway, Sheffield Village, Ohio 44054-2446, granted by Benkar, Inc. to the Seller ("Mortgage 3"; and together with Mortgage 1 and Mortgage 2, the "Mortgages"), duly executed by the grantor.

     (i) [INTENTIONALLY OMITTED].

     (j) The License Termination, duly executed by the Buyer.

     (k) The Subordination Agreement, duly executed by the Buyer and the Bank.

     (l) The License Agreement, duly executed by the Buyer.

     (m) The Lease Termination, duly executed by RMT.

     (n) A certificate or certificates, executed in each case by a duly authorized senior officer of the Buyer, (i) certifying and attaching (x) appropriate resolutions of the board of directors of the Buyer; (y) the consent of the shareholders of the Buyer, with respect to each of clauses (x) and (y), authorizing the transactions contemplated by this Agreement and by the

Buyer Collateral Agreements; and (z) true and complete copies of the Certificate of Incorporation and Code of Regulations (or equivalent documents) of the Buyer; and (ii) as to the incumbency and signature of the officers of the Buyer executing this Agreement and the Buyer Collateral Agreements.

     (o) A certificate or certificates, executed in each case by a duly authorized senior officer of the Benkar, Inc., (i) certifying and attaching (x) appropriate resolutions of the board of directors of Benkar, Inc.; (y) the consent of the shareholders of Benkar, Inc., with respect to each of clauses (x) and (y), authorizing the transactions contemplated by the Benkar Guaranty and the Mortgage executed by Benkar, Inc. in connection with this Agreement and the transactions contemplated hereby, by the Buyer Collateral Agreements and by the Third Party Documents (the "Benkar Mortgage"); and (z) true and complete copies of the Certificate of Incorporation and Code of Regulations (or equivalent documents) of Benkar, Inc.; and (ii) as to the incumbency and signature of the officers of Benkar, Inc. executing the Benkar Guaranty and the Benkar Mortgage.

     (p) Certificates of the Secretary of State of the State of Ohio, dated as of a date reasonably close to the date of this Agreement, as to the due incorporation and good standing of each of the Buyer and Benkar, Inc.

     (q) Evidence of filing of that certain Uniform Commercial Code release statement on form UCC-3, duly filed with the Secretary of State of the State of Ohio, releasing the lien of any financing statement filed against the Buyer by Lorain National Bank.

SECTION 13.     Cancelled Purchased Orders.
                --------------------------

     (a) Contemporaneously with the execution and delivery of this Agreement, the Seller shall issue on its letterhead a letter in, or substantially in, the form attached hereto as Exhibit A, to the vendors identified on Schedule 13 attached hereto and made a part hereof.

     (b) Contemporaneously with the execution and delivery of this Agreement, the Buyer shall issue on its letterhead a letter in, or substantially in, the form attached hereto as Exhibit B, to the vendors identified on Schedule 13 attached hereto and made a part hereof.

     (c) For purposes of this Agreement, the term "Cancelled Purchase Orders" shall mean those purchase orders of the Seller described on Schedule 13.

SECTION 14.     Miscellaneous.
                -------------

     Section 14.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, that the Buyer may assign its rights hereunder to an Affiliate; provided, further, that the Seller and each successor and assign of the Seller shall be permitted to assign its rights to this Agreement or any rights or obligations hereunder in its sole and absolute discretion; and provided, further, that no such assignment pursuant to this Section 14.1 shall reduce or otherwise vitiate any of the respective obligations of the Seller or the Buyer hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     Section 14.2. Choice Of Law; Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, excluding choice of law principles thereof. The Buyer hereby irrevocably and unconditionally: (i) consents and submits for itself and its property in any action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the federal courts located within the Eastern District of New York and state courts located within the County of Suffolk in the State of New York; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Benko Products, Inc. at its address set forth in
Section 14.6 of this Agreement or at such other address of which the sender shall have been previously notified in writing and in accordance with Section 14.6; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

     Section 14.3. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.

     Section 14.4. Broker's and Finder's Fees. The Buyer represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement. The Seller represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement.

     Section 14.5 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

     Section 14.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission;
(iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or
(iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

     If to the Seller:

                       c/o P&F Industries, Inc.
                       300 Smith Street
                       Farmingdale, New York 11735
                       Attn: Chief Financial Officer
                       Telecopy: (631) 694-1836

     Copy to:
                       Certilman Balin Adler & Hyman, LLP
                       90 Merrick Avenue, 9th Floor
                       East Meadow, New York 11554
                       Attn: Steven J. Kuperschmid, Esq.
                       Telecopy: (516) 296-7111

     If to Buyer:
                        Benko Products, Inc.
                        5350 Evergreen Parkway
                        Sheffield Village, Ohio 44054-2446
                        Telecopy: (440) 934-4056
                        Attn: John Benko, President

     Copy to:
                        Jay Marcie, Esq.
                        Jay C. Marcie & Associates, LPA
                        412 Avon Belden Road
                        Suite 1
                        Avon Lake, Ohio 44012
                        Telecopy: (440) 930-2347

          Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

          Section 14.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

          Section 14.8. Public Announcements. The parties agree that after the signing of this Agreement, neither party shall make any press release or public announcement concerning this transaction without the prior written approval of the other party unless a press release or public announcement is required by law or by the rules of any securities exchange or association on which the securities of such party are listed or included for trading. If any such announcement or


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

other disclosure is required by law or by such rules, the disclosing party agrees to give the nondisclosing party prior notice and an opportunity to comment on the proposed disclosure.

          Section 14.9. Entire Agreement. This Agreement and the exhibits and schedules hereto, together with the Collateral Agreements, the Buyer Collateral Agreements, the Third Party Documents, and the exhibits and schedules to each of the foregoing, constitutes the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All exhibits and schedules hereto, and any agreements, documents and instruments delivered pursuant to any provision hereof, are expressly made a part of this Agreement as fully as though completely set forth herein.

          Section 14.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Seller and the Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller or the Buyer. No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Seller or the Buyer.

          Section 14.11. Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall be deemed to be disclosure thereof for purposes of any other Schedule hereto.

          Section 14.12. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          Section 14.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute the same instrument.

          Section 14.14. Confidential Information. Each party agrees that such party and its representatives at all times hereafter will hold in a fiduciary capacity and in strict confidence all information, data and documents received from the other party at any time prior to, on or after the date of this Agreement (collectively, "Information") and will not, without the consent of the disclosing party, use or disclose, directly or indirectly, the Information in any manner whatsoever, in whole or in part. Notwithstanding the foregoing, the obligations under this Section 14.14 to maintain such confidentiality shall not apply to any Information (a) that is in the public domain at the time furnished by the disclosing party, (b) that becomes in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agent, officers, directors or shareholders which constitutes a breach of this Agreement, or (c) that is required by applicable law to be disclosed.

          Section 14.15. Disclaimer; Damages. THE BUYER ACNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE STATED IN SECTION 4 HEREOF, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER RELATING TO THE PURCHASED PROPERTY, THE BUSINESS, THE DIVISION OR ANY OTHER MATTER, INCLUDING, WITHOUT LIMITATION, AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS PROVIDED IN

SECTION 4 HEREOF, THE PURCHASED PROPERTY IS BEING SOLD AS IS, WHERE IS, WITH ALL FAULTS. THE BUYER EXPRESSLY REPRESENTS AND WARRANTS THAT IT HAS NOT RELIED ON ANY FINANCIAL DATA, PROJECTIONS OR REPRESENTATIONS WHICH IT HAS OBTAINED FROM THE SELLER, OR ANY OTHER PARTY, AND THAT THE BUYER HAS CONDUCTED ITS OWN DUE DILIGENCE INVESTIGATION OF THE SELLER AND FORMED ITS INDEPENDENT JUDGMENT AS TO THE FUTURE PROSPECTS OF THE PURCHASED PROPERTY, THE BUSINESS AND THE DIVISION. IN NO EVENT SHALL THE SELLER BE LIABLE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTIAL OR PUNITIVE DAMAGES RELATING TO OR BASED ON LOSS OF PROFITS OR SALES, WHETHER SUCH DAMAGES ARE ALLEGED IN TORT, CONTRACT OR INDEMNITY, EVEN IF THE SELLER HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

          Section 14.16. Seller's Acknowledgement. EXCEPT AS PROVIDED IN THIS AGREEMENT, THE BUYER COLLATERAL AGREEMENTS AND/OR ANY THIRD PARTY AGREEMENTS, IN NO EVENT SHALL THE BUYER BE LIABLE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTIAL OR PUNITIVE DAMAGES RELATING TO OR BASED ON LOSS OF PROFITS OR SALES, WHETHER SUCH DAMAGES ARE ALLEGED IN TORT, CONTRACT OR INDEMNITY, EVEN IF THE BUYER HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                        BENKO PRODUCTS, INC.


                                        By:/s/ John C. Benko
                                           -------------------------------------
                                           John C. Benko, President

                                        GREEN MANUFACTURING, INC.


                                        By:/s/ Joseph A. Molino, Jr.
                                           -----------------------------
                                           Joseph A. Molino, Jr., Vice President